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                                                                      EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS


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
                                             1996                 1995                   1994
                                             ----                 ----                   ----
Net Income ($000)                         $    85,308        $   451,073          $    113,510


Weighted Average Common
  Shares Outstanding                       69,220,157         69,940,397            69,954,082


Earnings Per Share                              $1.23              $6.45                 $1.62


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis              69,605,536         70,569,537            70,325,502


Primary Earnings Per Share                      $1.23              $6.39                 $1.61


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                            69,605,536         70,569,537            70,326,104


Fully Diluted Earnings Per Share                $1.23              $6.39                 $1.61

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